Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
Feb. 14, 2014

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric reports 2013 financial results and initiates 2014 earnings guidance
General rate case filing seeks inclusion of two new power plants in customer prices, effective 2015

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $105 million, or $1.35 per diluted share, for the year ended Dec. 31, 2013. This compares with $141 million, or $1.87 per diluted share, for 2012. Net income was $47 million, or 59 cents per diluted share, for the fourth quarter of 2013 compared with $28 million, or 38 cents per diluted share, for the comparable period of 2012. The decrease in annual net income was largely due to the write-off of the Cascade Crossing Transmission Project and a customer billing refund in the second quarter of 2013 (49 cents per share) and incremental replacement power costs due to plant outages in the second half of 2013 (13 cents per share).

“In 2013, we completed two RFP processes, which resulted in the selection of three new long-term generation resources that will deliver value to our customers, and achieved a fair outcome in the 2014 general rate case,” said Jim Piro, president and chief executive officer. “In 2014, we are focused on constructing the three new generation resources on time and on budget and continually emphasizing operational excellence.”

Generation projects

Construction is underway on all three generation projects selected last year through the competitive RFP processes and each of these projects continue to be on time and on budget. The majority of engines and generators are now on site for Port Westward Unit 2, a 220 megawatt natural gas-fired capacity resource. This plant is needed to help PGE integrate the variable output from wind and solar facilities and meet customer demand for power during peak events such as heat waves or cold fronts. Foundations are being poured and roads are being built at Tucannon River Wind Farm, a 267 megawatt wind farm in Southeastern Washington that will help PGE increase the amount of renewable power in its system and meet state renewable power standards. Construction on Carty Generating Station, a highly-efficient 440 megawatt natural gas-fired baseload plant, began in early January with ground clearing and site development.

General rate case filing

With Tucannon River and Port Westward Unit 2 expected to begin serving customers in the first half of 2015, PGE has initiated a comprehensive 10-month review and approval process with the Oregon Public Utility Commission in order to include these resources in prices when the plants go online. Late yesterday, PGE filed a general rate case with a 2015 test year requesting an overall customer price increase of 4.6 percent effective early 2015. The rate case requests recovery of incremental costs to bring these two new plants into service and to provide safe, reliable and sustainable power to customers.

The request is based on a return on equity of 10 percent, a capital structure of 50 percent debt and 50 percent equity, and an average rate base of $3.9 billion. The specific impact on individual customers’ bills will vary depending on usage and customer class. If the OPUC approves PGE’s request as submitted, a typical residential customer using a monthly average of 840 kilowatt-hours of power would see their bill increase by about 5 dollars per month.

PGE expects the Commission to issue a final order with approved price changes before the end of 2014, with new customer prices expected to be effective in three stages. A price reduction for base business costs, resulting from amortization of several customer credits, is expected to be effective on Jan. 1, 2015, and price increases related to each of the two new generation facilities are expected to be effective when each facility is providing service to customers in the first half of 2015.

Fourth quarter operating results

Total revenues increased $36 million in the fourth quarter of 2013 compared with the fourth quarter of 2012, which was driven by a 6 percent increase in energy deliveries resulting from cooler weather. During the fourth quarter of 2013, heating degree-days (an indicator of the extent to which customers are likely to have used electricity for heating) were 26 percent higher than the fourth quarter of 2012. Residential energy deliveries increased 12 percent and commercial and industrial deliveries combined increased 2 percent. Adjusting for the effects of weather, total retail deliveries in the fourth quarter of 2013 were comparable to the fourth quarter of 2012.

Purchased power and fuel expense increased $26 million in the fourth quarter of 2013 compared with the fourth quarter of 2012, with $16 million related to an 8 percent increase in average variable power cost per MWh and $9 million related to a 5 percent increase in total system load. The increase in the average variable power cost per MWh was driven by the following:

•	Less favorable regional hydro conditions in the fourth quarter of 2013 compared with the fourth quarter of 2012 contributing to an increase in the price per MWh of purchased power;

•	An 11 percent decrease in energy received from PGE owned and contracted hydroelectric projects, which was replaced with purchased power; and

•
Unplanned thermal plant outages. During the fourth quarter of 2013, the company’s Coyote Springs natural gas-fired generating plant was offline until November 30, 2013 and Colstrip Unit 4 coal-fired generating facility was offline until January 23, 2014. As a result, the company replaced such power with purchased power, incurring $6 million of incremental replacement power costs.

Net variable power costs, which consists of purchased power and fuel expense net of wholesale revenues and is used in the company’s power cost adjustment mechanism, increased $16 million in the fourth quarter of 2013 compared to the fourth quarter of 2012. The increase is largely due to the increase in the average variable power cost per MWh partially offset by a higher average price per MWh for wholesale sales.

Total production, distribution, administrative and other expenses (operating and maintenance expenses) were $117 million in the fourth quarter of 2013 compared with $114 million in the fourth quarter of 2012. The $3 million increase was largely due to higher benefits expense.

Income taxes decreased $10 million in the fourth quarter of 2013 compared with the fourth quarter of 2012, primarily due to an adjustment to increase the Company’s net deferred income tax liability in 2012, which was driven by an increase in PGE’s composite state tax rate, and changes related to production tax credits.

2013 annual operating results

Total revenues increased $5 million in 2013 compared to 2012 primarily due to the net effect of the following:

•
A $20 million increase resulting from higher volumes of energy deliveries driven by more extreme weather in 2013 compared to 2012. Residential energy deliveries were up 3 percent in 2013, while commercial and industrial deliveries combined were comparable to 2012. Adjusting for the effects of weather, total retail deliveries were comparable to prior year; and

•	A $5 million increase related to the sale of natural gas and oil not needed for operations;

•	A $31 million increase in wholesale revenues consisting of a 55 percent increase in average price of wholesale power, combined with a 5 percent increase in the volume sold; partially offset by

•
A $38 million decrease as a result of lower average retail prices due to lower expected power costs as established in the annual update tariff for power costs and a larger portion of energy deliveries going to customers who purchase their energy from electricity service suppliers;

•	A $9 million decrease related to an industrial customer refund recorded in the second quarter of 2013 for a billing error covering a period of several years; and

•
A $4 million decrease related to the company’s power cost adjustment mechanism, as the estimated refund to customers related to the 2011 PCAM was reduced in 2012, with no estimated refund to or collection from customers recorded in 2013.

Purchased power and fuel expense increased $31 million in 2013 compared with 2012, largely due to a 4 percent increase in average variable power cost per MWh. This increase was due to the combination of the following:

•	Less favorable regional hydro conditions in 2013 compared with 2012 contributing to an increase in the price per MWh of purchased power;

•	An 11 percent decrease in the energy received from PGE owned and contracted hydroelectric projects, which was replaced with thermal generation and purchased power.

•
Unplanned thermal plant outages at three of its generating facilities during the second half of 2013. As a result, the company replaced such power with purchased power, incurring $17 million of incremental replacement power costs.

Net variable power costs for 2013 were comparable to 2012. A 55 percent increase in the average price per MWh of wholesale sales, was offset by the increase in the average variable power cost per MWh.

Total production, distribution, administrative and other expenses (operating and maintenance expenses) were $444 million in 2013 compared with $427 million in 2012. The $17 million increase is primarily due to higher repair and maintenance costs for the company’s generating plants and distribution system, as well as higher pension costs.

Cascade Crossing transmission project consists of $52 million of costs charged to expense in the second quarter of 2013 due to the suspension of permitting and development of the project.

Interest expense, net decreased $7 million in 2013 compared with 2012, with $4 million related to the timing of the 2013 maturities and issuances of long-term debt and $3 million related to an increase in the allowance for borrowed funds used for construction resulting from a higher average construction work-in-progress balance with the commencement of the construction for three new generating facilities in 2013.

Other income, net increased $10 million in 2013 compared with 2012, primarily driven by an increase in the allowance for equity funds used for construction from the higher average CWIP balance, as well as an increase in earnings from the non-qualified benefit plan trust assets.

Income taxes decreased $43 million, in 2013 compared with 2012, which resulted in the company’s effective tax rate decreasing to 16.8 percent in 2013 compared with 31.4 percent in 2012. These decreases are primarily due to a decrease in pre-tax income for 2013 compared with 2012, which was driven by the $52 million charge to expense in 2013 related to Cascade Crossing, combined with other unfavorable impacts to 2013 pre-tax income. Also contributing to the decreases was an increase to deferred tax balances in 2012 for a change in the blended statutory income tax rate and an increase in production tax credits in 2013.

Adjusted operating earnings per share

Excluding the impacts of the Cascade Crossing charge and the customer billing matter, PGE’s adjusted operating earnings for 2013 would be $1.84 per share, as shown below:

2013 GAAP earnings per share	$1.35
Exclude the second quarter Cascade Crossing expense	0.42
Exclude the second quarter customer billing matter revenue reduction	0.07
2013 Non-GAAP adjusted operating earnings per share	$1.84

PGE believes this non-GAAP adjusted earnings reconciliation is useful to investors, analysts, rating agencies and other parties, as it facilitates the analysis of our results of operations from one period to another and provides clarity concerning the impact of certain events on operational results.

2014 earnings guidance

PGE is initiating full-year 2014 earnings guidance of $2.00 to $2.15 per diluted share. Guidance is based on the following assumptions:

•	Retail deliveries and revenues in line with levels set in the 2014 general rate case;

•	Average hydro conditions;

•	Wind generation based on historical levels;

•	Normal thermal plant operations;

•	Colstrip Unit 4 replacement power costs of $1.5 million in January;

•	Operating and maintenance costs between $480 and $500 million;

•	Depreciation and amortization expense between $300 and $310 million; and

•	Capital expenditures slightly above $1 billion.

Fourth quarter 2013 earnings call and web cast — Feb. 14, 2014

PGE will host a conference call with financial analysts and investors on Friday, Feb. 14, 2014, at 11 a.m. ET. The conference call will be web cast live on the PGE website at PortlandGeneral.com. A replay of the call will be available beginning at 1 p.m. ET on Friday, Feb. 14, 2014 through Friday, Feb. 21, 2014.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 836,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at PortlandGeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues, net	$499	$463	$1,810	$1,805
Operating expenses:
Purchased power and fuel	219	193	757	726
Production and distribution	56	58	225	211
Cascade Crossing transmission project	—	—	52	—
Administrative and other	61	56	219	216
Depreciation and amortization	62	60	248	248
Taxes other than income taxes	24	25	103	102
Total operating expenses	422	392	1,604	1,503
Income from operations	77	71	206	302
Interest expense, net (1)	26	26	101	108
Other income:
Allowance for equity funds used during construction	5	2	13	6
Miscellaneous income, net	2	2	7	4
Other income, net	7	4	20	10
Income before income taxes	58	49	125	204
Income taxes	11	21	21	64
Net income	47	28	104	140
Less: net loss attributable to noncontrolling interests	—	—	(1)	(1)
Net income attributable to Portland General Electric Company	$47	$28	$105	$141

Weighted-average shares outstanding (in thousands):
Basic	78,068	75,535	76,821	75,498
Diluted	78,812	75,677	77,388	75,647
Earnings per share:
Basic	$0.59	$0.38	$1.36	$1.87
Diluted	$0.59	$0.38	$1.35	$1.87

(1) Includes an allowance for borrowed funds used during construction	$3	$1	$7	$4

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$107	$12
Accounts receivable, net	146	152
Unbilled revenues	104	97
Inventories	65	78
Margin deposits	9	46
Regulatory assets—current	66	144
Other current assets	94	93
Total current assets	591	622
Electric utility plant, net	4,880	4,392
Regulatory assets—noncurrent	464	524
Nuclear decommissioning trust	82	38
Non-qualified benefit plan trust	35	32
Other noncurrent assets	49	62
Total assets	$6,101	$5,670

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$173	98
Liabilities from price risk management activities—current	49	127
Short-term debt	—	17
Current portion of long-term debt	—	100
Accrued expenses and other current liabilities	171	179
Total current liabilities	393	521
Long-term debt, net of current portion	1,916	1,536
Regulatory liabilities—noncurrent	865	765
Deferred income taxes	586	588
Unfunded status of pension and postretirement plans	154	247
Liabilities from price risk management activities—noncurrent	141	73
Non-qualified benefit plan liabilities	101	102
Asset retirement obligations	100	94
Other noncurrent liabilities	25	14
Total liabilities	4,281	3,940
Total equity	1,820	1,730
Total liabilities and equity	$6,101	$5,670

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Years Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$104	$140
Depreciation and amortization	248	248
Capitalized costs expensed related to Cascade Crossing	52	—
Other non-cash income and expenses, net included in Net income	51	74
Changes in working capital	68	40
Proceeds received from legal settlement	44	—
Other, net	(23)	(8)
Net cash provided by operating activities	544	494
Cash flows from investing activities:
Capital expenditures	(656)	(303)
Contribution to Nuclear decommissioning trust	(44)	—
Other, net	8	9
Net cash used in investing activities	(692)	(294)
Cash flows from financing activities:
Net issuance (repayment) of long-term debt	277	(100)
Proceeds from issuance of common stock, net of issuance costs	67	—
Maturities of commercial paper, net	(17)	(13)
Dividends paid	(84)	(81)
Net cash provided by (used in) financing activities	243	(194)
Increase in cash and cash equivalents	95	6
Cash and cash equivalents, beginning of year	12	6
Cash and cash equivalents, end of year	$107	$12

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues (dollars in millions):
Retail:
Residential	$250	$230	$861	$860
Commercial	159	157	619	633
Industrial	57	60	217	226
Subtotal	466	447	1,697	1,719
Other accrued (deferred) revenues, net	—	(2)	(5)	4
Total retail revenues	466	445	1,692	1,723
Wholesale revenues	21	11	80	49
Other operating revenues	12	7	38	33
Total revenues	$499	$463	$1,810	$1,805

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,232	1,999	7,702	7,505
Commercial	1,764	1,725	6,896	6,964
Industrial	832	902	3,210	3,475
Total retail energy sales	4,828	4,626	17,808	17,944
Retail energy deliveries:
Commercial	137	111	545	438
Industrial	258	201	1,066	808
Total retail energy deliveries	395	312	1,611	1,246
Total retail energy sales and deliveries	5,223	4,938	19,419	19,190
Wholesale energy deliveries	461	388	2,353	2,249
Total energy sold and delivered	5,684	5,326	21,772	21,439

Number of retail customers at end of period:
Residential			732,341	725,502
Commercial			103,021	102,138
Industrial			204	216
Direct access			504	498
Total retail customers			836,070	828,354

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,084	1,330	4,070	3,610
Natural gas	1,076	889	3,375	2,882
Total thermal	2,160	2,219	7,445	6,492
Hydro	415	482	1,646	1,943
Wind	199	160	1,200	1,125
Total generation	2,774	2,861	10,291	9,560
Purchased power:
Term	1,652	1,340	6,472	7,382
Hydro	343	370	1,629	1,728
Wind	41	47	311	319
Spot	697	644	2,547	2,285
Total purchased power	2,733	2,401	10,959	11,714
Total system load	5,507	5,262	21,250	21,274
Less: wholesale sales	(461)	(388)	(2,353)	(2,249)
Retail load requirement	5,046	4,874	18,897	19,025

	Heating Degree-days		Cooling Degree-days
	2013	2012	2013	2012
1st Quarter	1,902	1,967	—	—
Average	1,850	1,848	—	—
2nd Quarter	593	709	82	40
Average	721	714	68	68
3rd Quarter	90	58	457	395
Average	82	81	385	387
4th Quarter	1,801	1,435	—	1
Average	1,586	1,592	1	1
Annual total	4,386	4,169	539	436
Annual total average	4,239	4,235	454	456
Note: “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).